Exhibit 10.37

Agreement between Ian Gerard and The Cloud Minders, LLC

LINE OF CREDIT AGREEMENT

THIS AGREEMENT is made this 31st day of December 2021, by and between Ian Gerard (hereinafter “Lender”) and The Cloud Minders, LLC (hereinafter “Borrower”).

1.	LINE OF CREDIT

Subject to the terms and conditions of this Agreement, Lender agrees to extend a line of credit to Borrower up to the maximum principal amount of eight hundred thousand Dollars ($800,000). The borrower may borrow, repay, and re-borrow amounts under this line of credit, at any time and from time to time, provided that the total outstanding principal amount at any time shall not exceed the maximum principal amount.

2.	INTEREST

The outstanding principal amount of the line of credit shall bear interest at a rate of five percent (5%) per annum.

3.	REPAYMENT

Borrower shall repay the outstanding principal amount of the line of credit, and any accrued and unpaid interest thereon, on or before December 31st, 2024.

4.	DEFAULT

If Borrower fails to repay the line of credit as required by this Agreement, Lender may declare the entire outstanding principal amount of the line of credit, and any accrued and unpaid interest thereon, to be immediately due and payable.

5.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Kentucky.

IN WITNESS WHEREOF, the parties have executed this Line of Credit Agreement as of the date first above written.

/s/ Ian Gerard	/s/ Ian Gerard
Ian Gerard Lender	Ian Gerard CEO The Cloud Minders, Inc. Borrower